Exhibit 10.1

January 4, 2018

ZAIS Group Holdings, Inc.,

2 Bridge Ave Suite 322

Red Bank, NJ 07701

Mr. Michael F. Szymanski

[ADDRESS REDACTED]

Dear Mike:

You have advised us that you wish to step down as President of ZAIS Group, LLC (“ZG”) and President and Chief Executive Officer and Director of ZAIS Group Holdings, Inc. (“ZGH”) (ZG and ZGH, together with their respective affiliated entities, “ZAIS”) but are willing for a limited period of time to continue to provide certain services to ZAIS in an advisory capacity, serving as an independent contractor rather than as an employee (“Consultancy Services”). This letter confirms our agreement (the “Agreement”) as follows:

1.	You will cease to be an employee of ZAIS Group, LLC at the close of business on January 5, 2018 and will resign as President and Chief Executive Officer of ZAIS (and from any other officer and director positions you may hold, including your position as a Director of ZGH) effective as of that date and time. Upon ceasing to be an employee of ZAIS Group, LLC, you will no longer be an eligible employee under or covered by any of the ZAIS benefit plans that apply to employees (although you will be eligible for continued health benefits under COBRA).

2.	Commencing January 6, 2018, you will be retained as a consultant to ZAIS, through your Consultancy firm, Ryder’s Cove Advisors, LLC. Consultancy Services will terminate as of the close of business on February 28, 2018.

The period between January 6, 2018 and February 28, 2018 is referred to as the “Consultancy Period”.

3.	During the Consultancy Period you will be reasonably available to advise members of ZAIS management and the ZGH Board on matters in which you were involved as an officer and director of ZAIS and such other matters related to the business and operations of ZAIS as may be reasonably requested.

4.	It is understood that during the Consultancy Period you may be providing services to others or become employed by others. ZAIS hereby agrees to waive Section 2(a)(i) of your Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement dated September 8, 2009 (the “Non-Compete Agreement”), effective on January 5, 2018. Further, in consideration of ZG waiving the restrictions set forth in Section 2(a)(ii) of the Non-Compete Agreement, you agree that you will not solicit any prospective client or investor of ZG (as set forth in a separate letter to be provided to you by ZG) for any credit related fund, product or managed account during the Covenant Period (as defined in the Non- Compete Agreement) applicable to Section 2(a)(ii) of the Non-Compete Agreement. Other than as set forth in the Release Agreement, all of the other terms of the Non-Compete Agreement remain in full force and effect and will be adhered to by you.

5.	In consideration of providing Consultancy Services, ZG will pay you a monthly retainer of $50,000, payable in advance on the first day of each calendar month, noting however, that the payment for the month of January 2018 will be made on January 8, 2018.

6.	ZG will reimburse you promptly for all reasonable out of pocket expenses, including any travel expenses, reasonably incurred by you in performing services hereunder, upon presentation of appropriate invoices.

7.	You and members of your immediate family will have the right to elect continued health and medical insurance coverage, at your own cost, for up to 18 months following your termination of employment as required under COBRA.

8.	In order to receive the final installment payment of $500,000 (the “Final Retention Bonus Amount”) under your retention letter dated April 5, 2017 and amended on November 7, 2017, you must execute a release in favor of ZAIS in the form attached to this letter not later than 21 days after the date of this letter. If you fulfill these conditions, the Final Retention Bonus Amount will be paid to you, subject to applicable tax withholding, on February 28, 2018.

9.	During the Consultancy Period, you will continue to have access to ZAIS’s premises, books and records and your ZAIS email account to the full extent needed and requested so that you can perform any requested services under this Agreement. Upon the termination of this Agreement on February 28, 2018, you will deliver to ZG any ZAIS property in your possession or under your control. This paragraph does not prohibit you from retaining for your own records copies of personnel, compensation, performance and other employment documents relating solely to yourself.

10.	You will provide Consultancy Services hereunder as an independent contractor, and you will be compensated as such. You acknowledge and agree that you are responsible for satisfying all federal, state, local and other income and other tax obligations with respect to compensation you will receive for providing Consulting Services under this Agreement, and that the Company will not withhold or remit tax on your behalf with respect to such compensation. However, the retention payment described in Clause 8, which relates to your employment with ZAIS, willbe subject to minimum required tax withholding.

11.	This Agreement is governed by the laws of the State of New Jersey, without regard to its conflict of law rules.

To confirm our acceptance of this Agreement, please sign below and return the last page of this letter to us. We are grateful for your past service to ZAIS and look forward to having you available to continue to provide advice to ZAIS during the Consultancy Period.

ZAIS GROUP Holdings, Inc.

/s/ Christian Zugel	/s/ Michael F. Szymanski

Exhibit A

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made by and between ZAIS Group, LLC (“EMPLOYER” or “ZAIS”) and Michael F. Szymanski (“EMPLOYEE”) as of January 4, 2018 (the “Effective Date”).

RECITALS

A.         For purposes of this Agreement, “EMPLOYER” means ZAIS Group, LLC and includes each of its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns.

B.         For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

General Release, Waiver of Claims and Covenant Not to Sue

EMPLOYEE, in consideration of EMPLOYER making the remaining $500,000 payment (the “Final Retention Bonus Amount”) to EMPLOYEE under the terms of the letter agreement with the Employee dated April 5, 2017 (as amended, the “Letter Agreement”), hereby knowingly and voluntarily compromises, settles, and releases EMPLOYER from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort (including fraud), contract, statutory or other theories of recovery for anything that has occurred up to and including the Effective Date of this Agreement. Such claims include any known and unknown claims EMPLOYEE may have or has against EMPLOYER, or which may later accrue to or be acquired by EMPLOYEE before and through the Effective Date of this Agreement against EMPLOYER and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns (collectively, the “Released Parties”), whether directly or indirectly related to the employment relationship between the parties or not.

In addition, EMPLOYEE specifically agrees to release and waive any and all claims arising under federal, state and local laws prohibiting any form of employment discrimination, harassment or retaliation, claims arising under the common law, and any other claims arising in any way from EMPLOYEE’s employment with EMPLOYER and the separation from employment, and any other conduct by EMPLOYER to the fullest extent permitted by law. EMPLOYEE’s express waiver and release of all claims or rights includes, but is not limited to, those arising under Title VII of The Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; Section 1981 of the Civil Rights Act of 1866, as amended; The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (ADEA); the Fair Labor Standards Act, 29 U.S.C. §201 et seq. (FLSA); the Lilly Ledbetter Fair Pay Act; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. (FMLA); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (ADA); the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq. (ERISA); the National Labor Relations Act, 29 U.S.C. §151 et seq. (NLRA); the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. (NJFLA); the New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1 et seq.; the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq.; claims relating to the tax treatment of any compensation provided to EMPLOYEE by EMPLOYER in any capacity and any and all claims for compensatory and punitive damages and attorneys' fees, costs or other expenses, including the applicable laws of New York.

EMPLOYEE represents that EMPLOYEE has not filed any lawsuits, claims or arbitrations against EMPLOYER or any of EMPLOYER’S parents or subsidiaries or any of their respective officers, directors, direct or indirect controlling shareholders or employees , or filed or caused to be filed any charges, complaints or accusations against EMPLOYER or any of EMPLOYER’S parents or subsidiaries or any of their respective officers, directors, direct or indirect controlling shareholders or employees in any municipal, state or federal jurisdiction or with any municipal, state or federal agency charged with the enforcement of any law or any self- regulatory organization. To the extent not inconsistent with Equal Employment Opportunity Commission (“EEOC”) Enforcement Guidance or Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, EMPLOYEE shall not sue in any jurisdiction or file a complaint, grievance or demand for arbitration against EMPLOYER or any of EMPLOYER’S parents or subsidiaries or any of their respective officers, directors, direct or indirect controlling shareholders or employees in any claim, arbitration, suit, action, investigation, or other proceeding that relates to any matter that involved EMPLOYER, and that occurred up to and including the Effective Date of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. Notwithstanding the foregoing provisions, nothing in this Agreement shall prevent EMPLOYEE from commencing an action or proceeding to enforce this Agreement or exercising his rights to challenge the validity of his waiver of ADEA claims set forth herein. This release, waiver and covenant does not apply to: (i) any right or claim to payment or benefit provided for and set forth in this Agreement(ii) the enforcement of any provision of this Agreement or (c) any rights and benefits under the Indemnification Agreement between EMPLOYEE and ZAIS Group Holdings, Inc. dated March 17, 2015 (collectively, the “Excluded Claims”)

Waiver

EMPLOYER hereby agrees to waive Section 2(a)(i) of the Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement dated September 8, 2009 between EMPLOYEE and EMPLOYER (the “Non-Compete Agreement”), effective on January 5, 2018. Further, in consideration of EMPLOYER waiving the restrictions set forth in Section 2(a)(ii) of the Non-Compete Agreement, EMPLOYEE agrees that EMPLOYEE will not solicit any prospective client or investor of ZAIS Group, LLC (as set forth in a separate letter to be provided by EMPLOYER to EMPLOYEE) for any credit related fund, product or managed account during the Covenant Period (as defined in the Non-Compete Agreement) applicable to Section 2(a)(ii) of the Non-Compete Agreement. Other than as set forth in this Section, all of the other terms of the Non-Compete Agreement remain in full force and effect and will be adhered to by the EMPLOYEE.

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Protected Rights

This Agreement, the Non-Compete Agreement and any other agreement with EMPLOYER are not intended to, and shall not, in any way prohibit, limit or otherwise interfere with: (a) EMPLOYEE’S protected rights under federal, state or local law to, without notice to EMPLOYER, (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information; (b) EMPLOYEE’S protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or (c) EMPLOYEE’S right to enforce to enforce the terms of this Agreement or to exercise your rights relating to any other Excluded Claims.

Entire Agreement

This Agreement, together with the Letter Agreement, the Non-Compete Agreement and any other employee covenants agreement EMPLOYEE has signed, contains the entire agreement and understanding between the EMPLOYEE and the EMPLOYER concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between the EMPLOYEE and the EMPLOYER concerning the subject matter of this Agreement. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

Severability

If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

Governing Law

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New Jersey without regard to its conflict of law rules. EMPLOYER and EMPLOYEE hereby agree that any dispute concerning this Agreement shall be subject to the exclusive jurisdiction of the state courts and federal courts located in New Jersey.

Miscellaneous

EMPLOYEE acknowledges and agrees that upon payment of the Final Retention Bonus Amount, EMPLOYEE will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to EMPLOYEE up through and including the last day of employment. EMPLOYEE acknowledges and agrees that, except for the EMPLOYER’s obligation to provide the payments and extension of benefits specifically provided in this Agreement and under COBRA, EMPLOYEE is entitled to no other payments or benefits whatsoever and the Released Parties have no further obligations to EMPLOYEE whatsoever, whether arising out of employment with the EMPLOYER, EMPLOYEE’S separation from the EMPLOYER or otherwise.

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EMPLOYEE further acknowledges that he have no right to reinstatement or re- employment with the EMPLOYER and agrees that any application for re-employment may be rejected without explanation or liability.

Nothing contained in this Agreement will constitute or be treated as an admission by the EMPLOYEE, the EMPLOYER or any of the other Released Parties of any liability, wrongdoing or violation of law.

This Agreement shall inure to the benefit of the EMPLOYER and the other Released Parties and shall be binding upon EMPLOYER and its successors and assigns. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. This Agreement also shall inure to the benefit of, and be binding upon, the EMPLOYEE and his heirs, executors, administrators, trustees and legal representatives.

EMPLOYEE REPRESENTS AND WARRANTS:

•	having had sufficient opportunity to consider this Agreement;
•	having carefully read this Agreement and understand all of its terms;
•	having entered into this Agreement of his own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to him by any person or entity whatsoever to cause you to sign this Agreement;
•	he is responsible for his own attorneys’ fees and costs;
•	having been advised and encouraged by ZAIS to consult with his own independent counsel before signing this Agreement;
•	having had the opportunity to review this Agreement with counsel of his choice or have chosen voluntarily not to do so
•	having been given twenty-one (21) days to review this Agreement before signing this Agreement and understanding that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign it;
•	having been advised of his right to revoke this Agreement within a period of seven (7) days from his delivery of the executed Agreement to ZAIS, by delivering written notice of such revocation to Ann O’Dowd, at which point the Agreement will become void and of no effect; and
•	having been informed, and agreeing that this Agreement will not become effective unless and until the seven (7) day revocation period has passed without revocation; and
•	understanding that this Agreement is valid, binding, and enforceable against EMPLOYEE AND EMPLOYER according to its terms.

If you wish to accept this Agreement, please sign, date and return it to me no later than twenty- one (21) days after receiving it.

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Sworn and subscribed before me this _________ day of ___________, 2018	EMPLOYEE

NOTARY PUBLIC	ZAIS GROUP, LLC

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